Exhibit 99.1

STW Resources Elects Oil & Gas Veteran Dale F. “Tucker” Dorn
to Board of Directors

Industry Leader Adds More Than 40 Years Experience to STW Board

MIDLAND, TX, January 10, 2011 –STW Resources Holding Corp. (“STW Resources”) (OTC BB: STWS), a water reclamation services company, today announced the election of Dale F. “Tucker” Dorn to the Company’s Board of Directors, effective immediately. The election of Mr. Dorn increases the Company’s board to seven members, including six independent directors. Mr. Dorn will serve on the Audit and Business Development committees.

Mr. Dorn brings more than 40 years of experience in the oil & gas industry. Most recently, he founded and serves as CEO of Dale F. Dorn Oil & Gas Minerals, a privately held company that acquires and trades minerals. Previous oil & gas experience includes 30 years in roles of increasing responsibility with the Forest Oil Corporation, rising from Landman to Vice President to Director and ultimately spending six years as the President of Flare, Inc., Forest’s frontier exploration subsidiary. For two years, Mr. Dorn worked in Oil & Gas Investment Banking, under Jim Glanville, with Lehman Brothers. He also founded Bradford Natural Gas Corp., a company that exported natural gas to Mexico.

“Water reclamation has always been a key challenge in oil & gas production, and I am excited to join STW to bring state-of-the-art solutions to address the challenge of water reclamation and provide cost-effective water solutions for oil and gas producers, municipalities, and environmental remediation projects.”

Stanley Weiner, CEO of STW Resources, commented, “Tucker brings a wealth of experience and a lifetime of industry contacts to STW, and I am certain we will benefit from his expertise on our Board of Directors.”

STW Resources has already formed a Joint Venture, Water Reclamation Partners, LLC (“WRP”), with privately held Aqua Verde LLC, under which Aqua Verde will assign its existing Master Services Contract with a major oil & gas producer located in the Denver-Julesburg (DJ) basin, to WRP. The Company is also deploying innovative technology for cleaning and reclaiming hydraulic fracture flowback and produced waters from oil and gas production in the Marcellus Shale gas region in Pennsylvania. The Company anticipates addressing water reclamation and other water solutions in other areas of the country, with a particular focus on oil & gas production.

About STW Resources
STW Resources, Inc., Midland, Texas, provides customized water reclamation services.  STW’s core expertise is an understanding of water chemistry and its application to the analysis and remediation of complex water reclamation projects. STW provides a complete solution throughout all phases of a water reclamation project, including analysis, design, evaluation, implementation and operations.  For more information, go to: www.stwresources.com.

Investor Relations Contact: Hayden IR: Brett Maas, Managing Partner (646) 536-7331

Media Contact: Stern & Co.: Richard Stern (212) 888-0044